Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

As independent petroleum engineers, Joe C. Neal & Associates hereby consents to the inclusion in this Form 8-K of Red Mountain Resources, Inc. (“Form 8-K”), of our report dated March 27, 2013, “Evaluation of Oil and Gas Reserves to the Interest of Cross Border Resources, Inc. Effective December 31, 2012,” to all references to our firm in the Form 8-K and to the incorporation by reference of said report in the Registration Statements of Red Mountain Resources, Inc. on Form S-3 (Nos. 333-186076 and 333-188361) and on Form S-8 (No. 333-186064).

/s/ Joe C. Neal & Associates

Joe C. Neal & Associates

May 3, 2013